Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2024, relating to the consolidated financial statements of Cellectar Biosciences, Inc. (the Company), which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Madison, Wisconsin

May 24, 2024